Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-257873) on Form S-8 of Alzamend Neuro, Inc. (the Company) of our report, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt regarding the Company’s ability to continue as a going concern, relating to the financial statements of Alzamend Neuro, Inc., appearing in the Annual Report on Form 10-K of Alzamend Neuro, Inc. for the year ended April 30, 2023.

/s/ BAKER TILLY US, LLP

San Diego, CA

July 27, 2023